Exhibit (a)(5)(4)
The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness, and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of TOM or TOM Online.

(Incorporated in the Cayman Islands with limited liability)
(Stock Code: 2383)
POLL RESULTS OF EXTRAORDINARY GENERAL MEETING HELD ON 25 APRIL 2007

The TOM Board is pleased to announce that the Ordinary Resolution approving the Proposals and the transactions contemplated thereunder was duly passed by the TOM Independent Shareholders by way of poll at the TOM EGM held on 25 April 2007.
Warning:
Shareholders of TOM and/or potential investors should be aware that the implementation of the Share Proposal, the Option Proposal and the Scheme is still subject to the conditions as set out in the First Joint Announcement being fulfilled or waived, as applicable, and thus the Scheme may or may not become effective, and the Share Proposal and the Option Proposal may or may not become unconditional. Shareholders of TOM and potential investors should therefore exercise caution when dealing in the shares in TOM or TOM Online.
INTRODUCTION
Reference is made to the joint announcement dated 9 March 2007 made by TOM Group Limited (“TOM”) and TOM Online Inc. (“TOM Online”), the joint announcement dated 30 March 2007 made by TOM and TOM Online, the announcement of TOM dated 11 April 2007 and the circular of TOM dated 11 April 2007 (the “TOM Circular”). Terms defined in the TOM Circular have the same meaning when used in this announcement unless otherwise defined herein.
POLL RESULTS OF THE TOM EGM
An extraordinary general meeting of TOM (the “TOM EGM”) was held on 25 April 2007 at which an ordinary resolution (the “Ordinary Resolution”) was duly passed by the TOM Independent Shareholders by way of poll to approve the Proposals and the transactions contemplated thereunder.
The poll results of the Ordinary Resolution were as follows:-

	Number of votes cast and
	percentage of total number of
	votes cast		Total number
Ordinary Resolution	For	Against	of votes cast
To approve the Proposals and the transactions contemplated thereunder*	1,488,254,133 99.32%	10,183,284 0.68%	1,498,437,417
The Ordinary Resolution was duly passed as an ordinary resolution.

*	The full text of the Ordinary Resolution was set out in the notice of the TOM EGM dated 11 April 2007.
As at the date of the TOM EGM, the total number of issued TOM Shares was 3,893,270,558. It was mentioned in the TOM Circular that Cranwood, Handel, Schumann and Mr. Wang Lei Lei would voluntarily abstain from voting in respect of the Ordinary Resolution at the TOM EGM. The TOM Board confirmed that Cranwood, Handel, Schumann and Mr. Wang Lei Lei have abstained from voting in respect of the Ordinary Resolution at the TOM EGM.
The total number of TOM Shares entitling the TOM Independent Shareholders to attend and vote for or against the Ordinary Resolution at the TOM EGM was 2,964,964,195, representing approximately 76.15% of the total number of issued TOM Shares as at the date of the TOM EGM. There were no TOM Shares entitling the holders to attend and vote only against the Ordinary Resolution at the TOM EGM.
Computershare Hong Kong Investor Services Limited, TOM’s share registrar in Hong Kong, acted as scrutineer at the TOM EGM for the vote-taking.
Warning:
Shareholders of TOM and/or potential investors should be aware that the implementation of the Share Proposal, the Option Proposal and the Scheme is still subject to the conditions as set out in the First Joint Announcement being fulfilled or waived, as applicable, and thus the Scheme may or may not become effective, and the Share Proposal and the Option Proposal may or may not become unconditional. Shareholders of TOM and potential investors should therefore exercise caution when dealing in the shares in TOM.

By Order of the Board of
TOM Group Limited
Angela Mak
Executive Director
Hong Kong, 25 April 2007

As at the date of this announcement, the directors of TOM are:

Executive Directors:	Non-executive Directors:	Independent non-executive Directors:

Ms. Tommei Tong	Mr. Frank Sixt (Chairman)	Mr. Henry Cheong
Ms. Angela Mak	Ms. Debbie Chang	Ms. Anna Wu
	Mrs. Susan Chow	Mr. James Sha
Mr. Edmond Ip
Mrs. Angelina Lee
Mr. Wang Lei Lei
The directors of TOM jointly and severally accept full responsibility for the accuracy of the information contained in this announcement and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement misleading.

* for identification purpose

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